Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Lynne M. Neel (610) 882-8800

Embassy Bancorp, Inc. Announces Annual Cash Dividend

BETHLEHEM, Pa. – June 20, 2024 - Embassy Bancorp, Inc. (OTCQX: EMYB) announced today that its Board of Directors has declared an annual cash dividend of $0.42 per share, payable on July 12, 2024, to shareholders of record on June 28, 2024.  This represents an increase over last year’s dividend and our 15th consecutive year of paying a dividend.

“I am very excited to announce our annual cash dividend,” said David M. Lobach, Jr., Chairman, President and Chief Executive Officer.  “Our bank’s accomplishments since our opening in 2001 continue to gain recognition by industry experts.  In June 2024, American Banker Magazine identified Embassy Bancorp, Inc. as 45th on its list of top 100 publicly traded community banks and thrifts with under $2 billion of assets based on three-year average return-on-equity (ROE).  We believe our continued tremendous focus on the customer and our community, coupled with a dedicated group of bankers and stakeholders, has allowed us to attain this level of performance.”

About Embassy Bancorp, Inc.

With over $1.6 billion in assets, Embassy Bancorp, Inc. is the parent company of Embassy Bank For the Lehigh Valley, a full-service community bank operating ten branch offices in the Lehigh Valley area of Pennsylvania. The Bank is the largest Lehigh Valley headquartered community bank and was voted the 2023 Morning Call Readers’ Choice “Best Bank”. As of June 30, 2023, the Federal Deposit Insurance Corporation’s Summary of Deposits indicates that the Bank claimed the 4th spot in deposit market share in Lehigh and Northampton Counties combined. For more information, visit www.embassybank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Embassy Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements are valid only as of the date hereof and Embassy Bancorp, Inc. disclaims any obligation to update this information.